EXHIBIT 10.33

THIS EMPLOYMENT AGREEMENT dated for reference March 1, 2018

BETWEEN:

PIVOT PHARMACEUTICALS INC., a corporation amalgamated under the Canada Business Corporations Act and having its head office at #300-1275 West 6th Avenue, Vancouver, British Columbia Canada, V6H 1A6 (the “Company”)

AND:

JOSEPH BOROVSKY: 4843 Gate Post Lane, Wilmington, NC 28412

(the “Executive”)

(collectively the “Parties”)

WHEREAS:

A. The Executive has valuable skills and experience which will be of assistance to the Company in managing and growing its business globally.

B. The Company wishes to employ the Executive as Vice President, Product Formulation and the Executive desires to be employed by the Company upon the terms set out in this Agreement.

C. The Company wishes to have the option to receive the services of Executive as a consultant for an initial period, and Executive is willing to provide services in that capacity.

THEREFORE the Parties agree as follows:

ARTICLE 1 DUTIES AND RESPONSIBILITIES

1.1 Position

The Executive will be employed by the Company as the Vice President, Product Formulation overseeing the development of novel, patented or patentable formulations, presentations and drug delivery technologies. The Executive shall reporting directly to the CEO of the Company.

1.2 Term

The Executive’s employment will commence not later than June 1, 2018, and will continue until otherwise terminated in accordance with the provisions of this Agreement. From March 1, 2018 until May 31, 2018, Executive shall provide services to Pivot as a consultant at compensation levels consistent with those applicable to his employment (subject as to the method of compensation to Section 2.1 below).

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1.3 Performance of Duties

The Executive shall perform such services and duties as are normally provided by an Vice President, Product Formulation of a company in a business and of a size similar to the Company, and such other services and duties as may reasonably be assigned from time to time by the Chief Executive Officer (CEO). The Executive may serve as a director and/or officer of the Company upon request of the Chairman of the Board and any subsidiary or affiliated corporate entities of the Company (“Affiliates”) without any additional compensation beyond that which is set out herein.

1.4 Full Time and Attention

The Executive shall devote substantially all of his working time and attention and shall exert his commercially reasonable best efforts, knowledge, skill and energy to the performance of the Executive’s duties with the Company. The Executive will not, without obtaining the prior written consent of the CEO, assume any other employment or engage in any other business or occupation or become a director, officer, employee, agent or consultant for any other company, firm or individual while in the service of the Company.

1.5 Principal office location

The Executive’s principal office location shall to be FIELD BASED, or, subject to 7.1(b), at such other location as shall be approved by the CEO, provided that any office location at which Executive shall work may not be more than twenty (miles) from Executives’ home without the prior express written consent of Executive.

1.6 Reporting

The Executive shall report directly to the CEO of the Company.

1.7 Rules and Policies

The Executive will comply with all legal directions from the CEO or the Board of the Company, and all rules and policies of the Company as established by the Company from time to time. The Executive acknowledges that the Company may, from time to time, amend, alter, change or delete policies to meet the business needs of the Company and that upon receiving notice of such policies, the Executive’s employment will be governed by such revised policies.

1.8 Travel

The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities.

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ARTICLE 2 REMUNERATION AND BENEFITS

2.1 Annual Base Salary

The Company shall pay, or provide to the Executive, for his services under this Agreement (as a consultant or as an employee, as the case may be), an annual base salary of US$135,000 per year [“Base Salary”] payable monthly on the fifteenth day of the month . For the period from March 1, 2018 through May 31, 2018, the Company will pay the Executive his monthly salary, half in cash and half in Company stock. The Executive will be paid half the Base Salary due for that month on the fifteen day of each month, and the Company shall deliver to Executive the number of shares of Company stock required to pay half of that Base Salary determined by reference to the average closing price of the Company’s stock on the Exchange for the trading days of that month. Should the fifteenth day of any month not be a business day, the Base Salary otherwise due on such date shall be paid to the Executive on the immediately preceding business day. – It is more cost effective.

2.2 Annual Review

The Base Salary referred to in subsection 2.1 shall be reviewed in the last quarter of each fiscal year of the Company by the Board or Compensation Committee of the Board (the “Committee”), in consultation with the Executive. Any increases to Base Salary will be at the sole discretion of the Board.

2.3 Bonuses

(a)The Executive will be eligible for an annual bonus of up to fifty (50%) percent of Base Salary (the “Bonus”), and with a target Bonus of twenty-five (25%) of Base Salary based on achievement of key performance indicators (“KPIs”) agreed between the CEO and the Executive at the start of each fiscal year. The Board may, in its sole discretion, in addition to the foregoing, and whether or not any KPIs have been approved, pay a bonus to the Executive from time to time based on the Executive’s performance. If a Bonus is declared by the Board, it will be payable within the first quarter of each subsequent fiscal year.

*[Bonus eligibility is conditional upon the Executive remaining in the active employment of the Company for the entire fiscal year of the Company If prior to Company’s fiscal year end either (a) the Executive’s active employment with the Company ceases for any reason whatsoever, or (b) the Executive has given or received notice of termination, the Executive will not be eligible for Bonus consideration for that year or for any resulting notice period, arising under contract, statute, common law or otherwise.]*

2.4 Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of this Agreement provided that the Executive provides the Company with written expense accounts and receipts with respect to each calendar month.

2.5 Insurance

At this time the Company shall not provide the Executive with group life, long-term disability, extended medical and dental insurance coverage. As the company enters into healthcare insurance agreement with a provider in accordance with the policies and procedures of the Company in effect and, to the extent permissible by law, the Company shall extend medical and dental insurance coverage to the Executive, the Executive’s wife, and Executive’s child dependents when feasible.

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The Company will regularly review its insurance coverage, as well as its insurance carriers, and accordingly, reserves the right to amend or discontinue insurance coverage and change its insurance carriers where deemed appropriate upon notice to the Executive.

2.6 Directors and Officers Liability Insurance

Throughout the term of this Agreement, the Executive will be covered by the Company’s directors and officers liability insurance policy or equivalent.

2.7 Vacation

The Executive shall be entitled to four weeks paid vacation for each fiscal year of the Company. Payment of all vacation pay will be at Base Salary. The Executive is required to arrange vacation time off to suit the needs of the Company and the Executive will provide notification of the Executive’s planned vacation to the Chair of the Board and the Human Resources department. Unused vacation time in any given year may be carried forward by the Executive. On leaving the employment of the Company for whatever reason, the Company will pay the Executive any accrued but unpaid vacation pay up to the date the Executive’s employment ceases.

2.8 Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be entitled to participate in all benefits which the Company may from time to time provide to its senior employees, including the granting of additional stock options as approved by the Board or a Board committee.

ARTICLE 3 NON-SOLICITATION AND NON-INTERFERENCE

3.1 Terms

During the term of this Agreement and for 24 months following the termination of this Agreement, the Executive shall not, directly or indirectly:

(a)	with respect to activities relating to the business of the Company, solicit or entice away any client of the Company who was a client or supplier of the Company or any of its Affiliates within the period of one year prior to the date of termination of the Executive’s employment;

(b)	solicit, offer to employ, engage or accept as an employee any person who was employed or engaged by the Company or any of its affiliates during any part of the 12 months immediately preceding the date of termination of the Executive’s employment;

(c)	take advantage of, derive a benefit or otherwise profit from any business opportunities in the Company’s industry and product line that the Executive became aware of as a consequence of his employment with the Company (which, for greater certainty, shall not include publicly available information), even if the Company does not take advantage of or exploit such opportunities;

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(d)	advise any person or entity not to do business with the Company or any of its Affiliates or otherwise take any action which may reasonably result in the relations between the Company or any of its Affiliates and any of its employees or customers or potential employees or customers being impaired; or

(e)	assist any person or entity to do any things set out in clauses (a) through (d) above.

ARTICLE 4 CONFIDENTIALITY AND NON-DISCLOSURE

4.1 Confidential Information

The term “Confidential Information” means any and all information concerning any aspect of the Company not publicly disclosed, which the Executive may receive or develop as a result of his employment by or involvement with the Company, and including all clinical data, concepts, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company, its customers or principals. All Confidential Information, including notes, diagrams, reports, notebook pages, memoranda, biological and chemical materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties. The Executive shall not make any unauthorized disclosure or use of, and shall use his commercially reasonable best efforts to prevent unauthorized disclosure or use of, such Confidential Information.

4.2 Use of Confidential Information

Except in the necessary course of the business of the Company or as otherwise authorized by the Company, and in accordance with such restrictions or conditions as the Company may impose from time to time, the Executive will not:

(a)	duplicate, transfer or disclose, nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b)	use the Company’s Confidential Information without the prior written consent of the Company;

(c)	incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company; or

(d)	use the Confidential Information for any purpose, other than the benefit of the Company.

4.3 Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Executive’s own Confidential Information.

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4.4 Exception

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)	is already known to the Executive at the time of receipt of the Confidential Information;

(c)	is lawfully made available to the Executive by a third party; or

(d)	is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Executive gives notice in writing to the Company of the required disclosure immediately upon being advised of such required disclosure and provided also that the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition.

ARTICLE 5 INTELLECTUAL PROPERTY

5.1 Disclosure of Works

The Executive, acting in good faith, shall promptly disclose in writing to the Company all discoveries, inventions, ideas, developments, improvements, methodologies, designs, research data, know-how, works, creations and intellectual property (whether or not the same are capable of patent, copyright, industrial design or other intellectual property protection) developed, created, made, conceived or contributed to, solely or jointly, in whole or in part, by the Executive, during the period of his or her employment or engagement with the Company or within the period immediately following the resignation or termination of the Executive set forth in section 5.2 below (the “Period”), whether foreseeable or unforeseeable, and whether or not developed, created, made, conceived or contributed to prior to the execution of this Agreement, outside of Company time or at any premises other than the Company’s, which, wholly or partially:

(a)	are related to the business or research and development of the Company;

(b)	resulted from or with the use of any resources or facilities of the Company;

(c)	resulted from or in connection with the Executive’s activities, duties or services for the Company; or

(d)	were a result of using any proprietary or Confidential Information of the Company;

(collectively, the “Works”).

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5.2 “Period”

The “Period” for Works described in section 5.1(a) is the greater of 1 year and the period, if any, during which the Executive is subject to a restriction on competition pursuant to any employment or consulting agreement entered into, or which may hereafter be entered into, with the Company. The “Period” for Works described in section 5.1 (b), 5.1 (c) and 5.1 (d) is indefinite.

5.3 Ownership of Works

The Executive specifically acknowledges that all Works are works deemed to be made in the course of or as a result of his or her employment or engagement with the Company, and all right, title and interest in and to such Works shall vest in and be the exclusive property of the Company upon their creation. In addition, the Executive hereby waives all moral rights which the Executive may have in such Works. The Executive further acknowledges that part of his or her compensation as an employee of, or consultant to, the Company is compensation in respect of the provisions contained in this Article 5.

5.4 Assignments

The Executive will, at the request of the Company, execute all necessary applications, assignments and other documents and provide all necessary assistance during and subsequent to his or her employment or engagement, without further compensation but at the expense of the Company, to enable the Company or its nominees to acquire, perfect and maintain all rights, title and interest in and to such Works including without limitation patent and copyright protection in any and all countries, and to permit the Company and its nominees to enforce such rights. The Executive shall assign to the Company all patents or copyright protection respecting such Works filed in the name of the Executive.

5.5 Records

The Executive will keep and maintain for the Company precise and up to date written records and materials for all Works, all copies of which shall be the property of the Company. The Executive shall not take any action, directly or by the assistance of any third party, which would adversely affect the value or the validity of legal protection of the records, materials or Works.

ARTICLE 6 CHANGE OF CONTROL

6.1 Definition of Change of Control

For the purposes of this Agreement, the occurrence of any one of the following shall be deemed to constitute a “change of control” (the “Change of Control”):

(a)	a change in the composition of the Board of Directors of the Company occurring within any two-year period, as a result of which fewer than a majority of such directors are Incumbent Directors. “Incumbent Directors” shall mean directors of the Company who either:

(i)	are directors of the Company as of the date hereof, or

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(ii)	are appointed, or nominated for election in the Company’s proxy circular, as directors of the Company by the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination;

(b)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or an Affiliate of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Canada Business Corporations Act) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a take-over bid, an issuance or exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(c)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person or any group of two or more Persons acting jointly or in concert (other than the Company or an Affiliate of the Company);

(d)	the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more Persons which were Affiliates of the Company prior to such event;

(e)	the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, an exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person or any group of two or more Persons acting jointly or in concert (other than a short form amalgamation or an exchange of securities with an Affiliate of the Company); or

(f)	the Board passes a resolution to the effect that for the purposes of this Agreement a Change of Control has occurred;

provided that an event described in subsection (b), (c), (d), or (e) shall not constitute a Change of Control where (i) such event occurs as a result of an internal reorganization or restructuring of the Company; or (ii) persons who were holders of the Company’s voting securities immediately prior to any such event hold as a result of the event a majority of the voting securities of either (1) the entity resulting from the event or (2) an entity which directly or indirectly holds beneficial ownership of 100% of the voting securities of the entity resulting from the event, and the proportionate voting power among such persons immediately after the event is substantially the same as the proportionate voting power such persons held in the Company’s voting securities immediately prior to the event.

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6.2 Interpretation

For purposes of Article 6:

(a)	all references to “Company” shall mean the successor of the Company or in the event of an event contemplated in clause (ii) of the last paragraph of Section 6.1, means (1) the entity resulting from the event or (2) the entity which directly or indirectly holds beneficial ownership of 100% of the voting securities of the entity resulting from the event in which persons who were holders of the Company’s voting securities immediately prior to any such event hold a majority of the voting securities;

(b)	all references to “Board of Directors” or “directors” shall mean the Board or directors on the Board of the Company;

(c)	“Control Person” means a person who, either alone or together with any person acting jointly or in concert with such person, beneficially owns, or exercises control or direction over, 20 per cent or more of the outstanding voting or equity securities of any class of the Company;

(d)	“Person” includes an individual, company, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(e)	a Person shall be deemed to be an “Affiliate” of another Person if one of them is Controlled by the other or if both are Controlled by the same person;

(f)	a Person (First Person) is considered to ”Control” another Person (Second Person) if the First Person, directly or indirectly, has the power to direct the management and policies of the Second Person by virtue of:

(i)	ownership of or direction over voting securities in the Second Person,

(ii)	a written agreement or indenture,

(iii)	being the general partner or controlling the general partner of the Second Person, or

(iv)	being a trustee of the Second Person.

ARTICLE 7 TERMINATION

7.1 Termination by the Executive

The Executive may terminate his employment under this Agreement:

(a)	at any time upon providing 60 days notice in writing to the Company, provided that the Company may, at its discretion, advance the effective date of his resignation or retirement;

(b)	for Good Reason, within 180 days of the date on which there is a Change of Control, by providing thirty (30) days’ written notice setting out in reasonable detail the basis upon which the Executive is claiming Good Reason.

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“Good Reason” shall mean any of the following, unless the Executive gives his express written consent thereto:

(a)	a material adverse change in the Executive’s status or position as an officer or employee of the Company. Such material adverse change shall include without limitation any material adverse change in status or position as a result of a material diminution in the Executive’s title, duties or responsibilities, or the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such status or position;

(b)	a reduction in Base Salary or any material reduction in any of the benefits, perquisites or allowances which the Executive is eligible to receive or is provided during employment; provided, however, that the Company shall be entitled to alter or to discontinue any benefits, perquisites or allowances so long as the Executive’s overall compensation following such alteration or discontinuance is not materially less than the Executive’s overall compensation prior to such alteration or discontinuance;

(c)	any action by the Company that materially and adversely affects the Executive’s participation in or reduces the Executive’s rights or entitlements pursuant to any incentive, bonus, share option, restricted share unit or other equity or long-term compensation plan without providing the Executive with replacement rights or entitlements which are no less favourable; provided, however, that “Good Reason” shall not include variations in the amount, if any, of annual incentive bonuses awarded to the Executive based on the Company’s good faith determination of achievement of objectives;

(d)	the Company requiring the Executive to change his primary office location more than the distance set forth in Section 1.5 from his home to the Company’s designated corporate offices located TO BE DETERMINED; or

(e)	any other action by the Company which would constitute constructive dismissal at law.

Notwithstanding the foregoing, the Executive must give notice to the Company within 90 days following the Executive’s knowledge of an event constituting Good Reason describing the alleged failure or action by the Company and advising of the Executive’s intention to terminate the Executive’s employment for Good Reason. The Company shall then have 20 business days to correct such failure or action following the delivery by the Executive of such written notice (the “Cure Period”). If the Executive fails to provide such notice within 90 days, such event shall not constitute Good Reason under this Agreement. In the event that the Company does not correct such failure or action, the Executive shall be deemed to have resigned the Executive’s employment for “Good Reason” at the end of the Cure Period.

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7.2 Termination by the Company Without Notice and Involuntary Termination

This Agreement and the Executive’s employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise if:

(a)	The Executive dies or becomes permanently disabled; or

(b)	the Executive’s employment is terminated by the Company for Cause, which shall include without limitation:

(i)	the Executive acting unlawfully, dishonestly, or in bad faith with respect to the business of the Company to the extent that it has a material and adverse effect on the Company;

(ii)	the conviction of the Executive of an indictable offence under the Criminal Code involving fraud or dishonesty in respect of the Company;

(iii)	A material breach or default of any term of this Agreement if such material breach or default has had a material adverse effect on the Company and has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Company to the Executive or is incapable of being remedied; and

(iv)	Any act or omission that would constitute cause at common law.

The Executive shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, if the Executive has been continuously unable, as determined by two independent physicians of at least ten years’ experience who are members in good standing of the An Accredited College of Physicians and Surgeons or Qualified Health Insurer Medical Doctor, to perform his duties for 180 consecutive days, or if, during any year of the employment period, the Executive has been unable, determined as set out above, to perform his duties for a total of 270 days, consecutive or not. The term “any year of the employment period” means any period of 12 consecutive months during the employment period.

7.3 Severance Payment for Termination by the Company Without Cause or under Section 7.1(b)

In the event of the termination of the Executive’s employment pursuant to Section 7.1(b) of this Agreement, or the termination of the Executive’s employment by the Company without cause and without prior notice, the Company shall provide the Executive with the following Separation Package:

(a)	starting the day after the date of termination, the Executive will be paid his Base Salary until the earlier of (i) 12 months following the date of termination (the “Continuance Period”). During the Continuance Period the Executive will not receive a Bonus. The Base Salary component of the Separation Package shall be payable in a lump sum;

(b)	Lump Sum - The Executive will be provided with a lump sum payment (less statutory deductions), equivalent to 100 per cent of the balance of the Base Salary which is owing for the remainder of the Continuance Period.

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(c)	Continuation of Certain Benefits - As part of the Separation Package, the Executive will also be provided with a continuation of the following employment related benefits in place for the duration of the Continuance Period: medical and dental insurance coverage, excluding long term disability coverage, short term disability coverage, critical illness and life insurance coverage. Short and long-term disability benefit coverage, critical illness and life insurance coverage will be discontinued upon termination or as soon after termination as permitted by applicable legislation. To the extent provided, continued coverage pursuant to the aforementioned benefit plans will be conditional on the Executive satisfying the terms and conditions required by the individual insurance policies.

(d)	Long-Term Incentive Awards – For the avoidance of any doubt, the Executive will not be eligible to receive any options or other equity or long-term incentive awards (“LTIA”) for any period following the date of termination. All LTIA will be treated in accordance with their terms, as set out in the applicable Equity Compensation Plan.

7.4 Payment following Termination under Sections 7.1(a), 7.2(a), 7.2(b)

7.5 In the event of the termination of the Executive’s employment pursuant to Sections 7.1(a), 7.2(a), 7.2(b) of this Agreement, the Company shall pay to the Executive the full amount of compensation accrued and payable pursuant to Section 2.1 of this Agreement as of the date of termination. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s date of termination. Separation Package Deemed Reasonable and Sufficient

(a)	The Executive acknowledges that the Separation Package provided pursuant to this Agreement, as applicable, supersedes and replaces any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law. The Executive agrees that the payments include all amounts owing for termination and/or severance pay under any contract, statute, common law or otherwise.

(b)	The Executive agrees not to disclose the terms or the nature of Separation Package, save and except to the Executive’s immediate family or, to the extent that such disclosure is necessary, to obtain tax planning, legal or similar advice, to the Executive’s legal and financial advisers, and as may be required by law. The Executive represents and warrants that his immediate family and advisors shall keep this release confidential.

(c)	Except as set out above in section 7.3 and in Section 2.3(b), the Executive will not be entitled to any other payments, benefits or compensation of any type upon termination.

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7.6 Separation Package Conditional

(a)	Compliance with Article 3, Article 4 and Article 5 of this Agreement

The Company’s obligation to pay to the Executive the Separation Package under this Article 7 is conditional upon the Executive’s ongoing compliance with his obligations under this Agreement, including Article 3, Article 4 and Article 5. In the event that the Executive breaches these provisions and fails to cure such a breach within 30 days after written notice specifying the nature of the breach, (1) the Executive will remain bound by all of the terms of this Agreement, (2) all payments under the Separation Package will automatically cease, and the Executive will be required to return any payments already made pursuant to the Separation Package, (3) the Company will be under no further obligation to pay to the Executive any payments under the Separation Package subject to any payments that may be required to satisfy the ESA, and (4) the Company may seek injunctive or other relief as described in section 8.14 of this Agreement.

(b)	Cooperation

The Company’s obligation to pay to the Executive the Separation Package is conditional upon:

(i)	the Executive’s continued performance of his assigned duties and responsibilities in a fully satisfactory manner in accordance with the Company’s expectations while actively employed with the Company. This includes co-operating with the Company at all times to ensure the efficient and amicable transition of the duties and responsibilities of the Executive’s position to the successor; and

(ii)	the Executive continuing, in good faith, to be available and to provide whatever reasonable assistance may be required by the Company from time to time with respect to matters with which the Executive was involved during his employment. The Company will reimburse the Executive for his time at his last Base Salary rate and for all reasonable out-of-pocket expenses incurred in connection with such assistance.

(c)	Release

The Company’s obligation to pay to the Executive the Separation Package is conditional upon the Executive signing, in the presence of a witness, a full and final release, in a form satisfactory to the Company, and delivering an original executed copy of the full and final release to the Company and its Affiliates on the Executive’s termination date.

(d)	Effect of Non-Compliance

If the Executive does not comply with his obligations as set out above or fails to execute the Release, the Executive will not be entitled to the Separation Package, but instead will receive only such payments as are required by applicable employment standards legislation.

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7.7 Transition and Return of Property

In the event the Executive’s employment is terminated for any reason, the Executive agrees to resign effective the same date from any office or directorship held with the Company or its Affiliates. The Executive will also deliver to the Company all books, records, lists, brochures and other property or intellectual property rights belonging to the Company or developed in connection with the business of the Company, and will execute such transfer documentation as is necessary to transfer such property or intellectual property rights to the Company. In addition, following termination of the Executive’s employment with the Company, the Executive will provide the Company with all such assistance and cooperation as the Company may reasonably require to enable a smooth transition of the duties and responsibilities of the Executive to such other individual as the Company shall appoint provided the Company complies with Section 7.6(b)(ii).

7.8 Termination of Employment

For the purposes of this Agreement, the date of termination of employment shall be:

(a)	in the event of a termination of employment pursuant to Section 7.1, the earlier of the date specified in the Executive’s written notice pursuant to Section 7.1, the day following the last day of the Cure Period, or, any other date specified by the Company as the Executive’s last day of active service;

(b)	in the event of termination of employment pursuant to Section 7.2(a), the date specified by the Company; and

(c)	in the event of any other termination of employment, the date specified in the Company’s written notice of termination or, if no date is specified therein or if notice is given by the Company other than in writing, the date on which the Company gives notice of termination to the Executive.

In the event of any conflict between the terms of this Agreement and the terms of any other agreement between the Executive and the Company, the terms of this Agreement in respect of the date of termination of employment shall govern.

ARTICLE 8 GENERAL

8.1 Personal Nature

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

8.2 Right To Use Employee’s Name And Likeness

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

8.3 Legal Advice

The Executive hereby represents, warrants and acknowledges to the Company that he has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure by the Company or otherwise, and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

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8.4 Waiver

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

8.5 Notices

(a)	Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

(b)	Each party to this Agreement may change its address for the purpose of this Section 8.5 by giving written notice of such change in the manner provided for in this Section.

8.6 Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York which shall be deemed to be the proper law hereof. The Parties hereby submit to the jurisdiction of the courts of New York for all actions related to this Agreement. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.

8.7 Severability

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

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8.8 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by the Parties.

8.9 Arbitration

(a)	Any claim, controversy or dispute in connection with or arising out of or relating to this Agreement, including (without limitation) its negotiation, validity, existence, breach, termination, construction or application, or the rights, duties or obligations of any party to this Agreement, or the value of shares, shall be referred to and finally determined by arbitration by a single arbitrator (the “Arbitrator”) in accordance with the Ontario Arbitration Act, 1991, S.O. 1990, c. 17. The seat of the arbitration shall be Ontario and all hearings shall be conducted in the City of Toronto in the English language.

(b)	Any Party to the Agreement (the “Applicant”) may commence arbitration by delivering a written notice (a “Complaint”) to the Party against whom the Applicant seeks relief (the “Respondent”). In the Complaint, the Applicant shall describe the substance of the matter which is submitted to arbitration and name three (3) persons whom the Applicant is prepared to nominate as arbitrator, each of such persons to be independent of the Parties and qualified by education and training to pass upon the particular matter in dispute (an “Approved Arbitrator”). Within seven (7) days of the receipt of the Complaint, the Respondent shall by written notice to the Applicant select one of the three (3) persons named by the Applicant or provide the Applicant with a list of three (3) persons who are Approved Arbitrators. Within seven (7) days of receipt of the Respondent’s list, by written notice to the Respondent, the Applicant shall select one of such persons, or provide a further list of three (3) Approved Arbitrators. The Parties shall continue to exchange lists of three (3) Approved Arbitrators in this fashion until an Approved Arbitrator is selected. If the Parties are unable to agree upon an Approved Arbitrator within sixty (60) days of the receipt by the Respondent of the Complaint, the Parties shall jointly provide a list of all of the proposed Arbitrators, with no indication of which Party nominated them, to the President of ADR Chambers in Toronto (the “Appointer”). If the ADR Chambers no longer exists or declines to act, the Appointer shall be a retired judge of the Ontario Superior Court or the Ontario Court of Appeal, either jointly selected by the Parties within ten days or, if the Parties fail to agree, selected by the Dean of the University of Toronto Law School. The Appointer shall appoint the Arbitrator from among the names on the list provided by the Parties, in his or her absolute discretion. If no Arbitrator is able to be appointed from the names on the list provided by the Parties, the Appointer shall appoint the Arbitrator by selecting an Approved Arbitrator without regard to the list, in his or her absolute discretion.

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(c)	Neither the Parties nor their representatives shall communicate with any proposed Arbitrator at any time during the arbitrator-selection process prior to the appointment of the Arbitrator.

(d)	The Arbitrator’s award shall be final and binding on the Executive and the Company. There shall be no appeal from the Arbitrator’s award.

(e)	Notwithstanding the above, in the event that the Executive violates the covenants, provisions and restrictions contained in Article 3, Article 4 or Article 5, the Company and its Affiliates shall be authorized and entitled to obtain from any court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights, damages or remedies to which the Company and its affiliates might otherwise be entitled.

(f)	In the event of any litigation arising in respect of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable legal fees. The fees and expenses of the Arbitrator and costs of the arbitration facilities shall be periodically billed to and paid in equal proportions by the Parties to the Arbitration as the Arbitration proceeds. The Arbitrator shall have the power to award costs, including the fees and expenses of the Arbitrator and costs of the arbitration facilities, in whole or in part, upon hearing submissions by any Party requesting same, and any responding submissions from the other Party.

(g)	The arbitration, any awards and all proceedings in relation thereto shall be private and confidential between the Parties except to the extent that any disclosure is necessary for the purpose of any court proceedings under this section or the Ontario Arbitration Act, 1991.

8.10 Non-Assignability

This Agreement shall not be assigned by any Party to this Agreement without the prior written consent of the other Party to this Agreement.

8.11 Burden And Benefit

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.12 Time

Time is of the essence of this Agreement.

8.13 Enforcement

All covenants, provisions and restrictions contained in this Agreement, and without limitation, the covenants, provisions and restrictions contained in Article 3, Article 4 and Article 5, are reasonable and valid, and the Executive hereby waives all defences to the strict enforcement of such covenants, provisions and restrictions by the Company. Article 3, Article 4, Article 5 and Article 7 shall survive the termination of this Agreement, and the Company’s obligation to provide any severance payments or related continuation of benefits subsequent to the Executive’s termination of employment is conditional upon the Executive’s ongoing compliance with these obligations.

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8.14 Equitable Remedies

The Executive acknowledges that any breach by him of any provision of Article 3, Article 4 or Article 5 may result in material damage to the Company which cannot be adequately compensated by a monetary award, and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin any such breach.

8.15 Currency

All dollar amounts set forth or referred to in this Agreement refer to US currency.

8.16 Withholding

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

8.17 Recitals

The Executive and the Company acknowledge and agree that the provisions contained in the preamble or recitals section of this Agreement form part of this Agreement and may be relied upon by either Party when interpreting this Agreement.

8.18 Interpretation

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

It is the intention of the parties to this Agreement to comply with the ESA and any similar legislation that applies to this Agreement. If any entitlement under this Agreement is less than in the ESA or similar legislation, the minimum provisions of the ESA or similar legislation shall be substituted for such Agreement provisions.

8.19 Counterparts

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

8.20 Acceptance of Agreement

This document constitutes an offer of employment which is open for acceptance by the Executive until Midnight February 28th, 2018 by delivering to the Company at the address specified above a copy of this document duly signed by the Executive, failing which this offer of employment will expire and be null and void.

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IN WITNESS OF WHICH the Company has duly executed this Agreement:

PIVOT PHARMACEUTICALS INC.

By:	/s/ Patrick Frankham
Name:	Patrick Frankham, PhD, MBA
Title:	Chief Executive Officer

ACCEPTED AND AGREED by the Executive as of February 28, 2018 (date)

/s/ Joseph Borovsky
Joseph Borovsky

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